FOR IMMEDIATE RELEASE
DATE: March 11, 2020

XENIA HOTELS & RESORTS WITHDRAWS FULL-YEAR 2020 GUIDANCE
AND PROVIDES UPDATE ON COVID-19 IMPACT

Orlando, FL - March 11, 2020 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that it is withdrawing its previously issued full-year 2020 guidance due to increased uncertainty related to the financial impact of COVID-19 to the Company.

Since the Company issued full-year guidance on February 24, 2020, group cancellations have increased to approximately $15 million of revenues. Group cancellations to date are primarily for March and April 2020. This estimate excludes group cancellation fees which may be received. Additionally, transient cancellations have significantly increased, which the Company attributes to corporate travel restrictions and the negative sentiment towards travel as a result of COVID-19.

The Company's operating partners are working to rebook canceled activity for later in the year. However, as a result of cancellations experienced to date, as well as continued uncertainty, the Company is not able to accurately estimate the potential impact on full-year 2020 results at this time.

Marcel Verbaas, Chairman and Chief Executive Officer of Xenia, commented, “Over the past few weeks, we have seen a significant rise in cancellations across our portfolio as a result of growing concerns amidst the COVID-19 outbreak. As the outbreak and global reactions continue to develop, we believe it is prudent at this time to withdraw our full-year 2020 guidance while we continue to monitor and evaluate the financial impact across our portfolio. We are working with our operating partners across our portfolio to ensure appropriate measures are in place to maintain the safety of our guests and our operators' employees. Our hotel operators are expected to adjust operations, as appropriate, depending on the duration and severity of the outbreak.”

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the anticipated impact of the COVID-19 outbreak on travel, transient and group demand, the anticipated impact of such outbreak on our results of operations, and the resulting amount of cancellation and attrition fees and cost-containment efforts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 outbreak, including on the demand for travel, transient and group business (including, but not limited to, government-imposed travel or meeting restrictions), and levels of consumer confidence in the safety of travel as a result of the outbreak; the length of the COVID-19 outbreak and severity of such outbreak in the United States; the pace of economic recovery and the recovering of consumer confidence following the COVID-19 outbreak; our ability to implement cost-containment strategies; and the adverse effects of the COVID-19 outbreak on our business or the market price of our common stock. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contact:
Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com

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